Exhibit 1

STOCK OPTION AGREEMENT

         This Stock Option Agreement (this “Agreement”) is made as of March 15, 2006, by and between John Bader whose address is 6000 Curzon Avenue, Fort Worth, Texas 76116, and D. David Cohen, whose address is 500 North Broadway, Suite 133, Jericho, New York 11753.  In this Agreement, Mr. Bader shall be referred to as “Grantor.”  In this Agreement, Mr. Cohen and his successors or assigns shall be referred to collectively as the “Grantee”.

RECITALS

         On or before March 29, 2000, (and, in any event, not less than three (3) years prior to the date hereof) Grantor, by private purchase and exchange, and his companies’ Profit Sharing Plan and Trust (“His Plan”) became the record and beneficial owner of not less than 13,002,136 Shares of the common stock, par value $0.01 per share (“Common Stock”), of Unioil, a Nevada corporation (“Unioil”” or the “Company”).  As of the date of this Agreement, Grantor had not acquired either record or beneficial ownership of any other shares of Common Stock in the Company.

         On December 29, 2005, the Common Stock underwent a one-for-ten reverse split in which no fractional shares were issued.  As a result, Grantor and His Plan are currently the owner of record, as well as the beneficial owner, of not less than 1,300,213 shares of Common Stock (the “New Shares”).

         The Grantor and His Plan desire to sell the New Shares, as defined.

         The Grantee wishes to have an opportunity to acquire the New Shares.

         Grantor is willing to grant to the Grantee, and Grantee is willing to acquire from Grantor, an option to purchase all of such Common Stock, on the terms and conditions set forth herein.

AGREEMENT

1.      Grant of Option.

         In consideration of the payment of Five Hundred Dollars ($500) (the “Option Premium”), the receipt and sufficiency of which are hereby acknowledged, Grantor hereby grants to the Grantee, subject to the terms and conditions hereinafter set forth, the option (the “Option”) to purchase all of the 1,300,213 New Shares of Unioil Common Stock (the “Option Shares”), such Option Shares being all of the Common Stock of Unioil, of which Grantor is the record owner, a beneficial owner, or both, at a price of thirty-five (.35) cents per Share, or a total Exercise Price of Four Hundred Fifty Five Thousand ($455,000) Dollars.

2.     Term of Option.

         The Option may be exercised by the Grantee for all, but not less than all, of the Option Shares at any time during the 90-day period (the “Exercise Period”) commencing on the date of this Agreement and ending at 5:00 P.M. Eastern Time on the ninetieth day following the Grantor’s execution date of this Agreement, and not later than May 15, 2006 (the “Expiration Date”).  The Expiration Date may not be accelerated.  The Expiration Date may be extended on mutual written consent of the parties.  If the Grantor has failed to execute and forward this Option Agreement to the Grantee by March 15, 2006, the Option shall extend to a date which is sixty (60) days therefrom.

3.     Representations, Warranties, Acknowledgments, and Covenants.

        (a)   By Grantor:

(i)            Grantor represents that, as of the date of this Agreement, the only capital stock of Unioil of which Grantor is the owner of record, or the beneficial owner, of both, consists of duly issued, validly outstanding 13,002,136 Old Shares of Unioil Common Stock, which converts to 1,300,213 New Shares, the Option Shares.  Grantor further represents that he holds the Old Shares solely for his own account, and has so held the Old Shares at all times subsequent to the date upon which he acquired them.

(ii)           Grantor represents that immediately prior to the grant of this Option he is the sole beneficial owner of the Option Shares, free and clear of any claim or encumbrance.  Grantor warrants that the Option Shares will remain free of any claim or encumbrance, other than this Option, at all times prior to the earlier of the Expiration Date.

(iii)          Grantor warrants that he is not acting, nor does he propose to act, for the Issuer or any affiliate of the Issuer, or on behalf of any other person, not a party to this Agreement, for the purpose of selling any of the Option Shares.

(iv)          Grantor acknowledges that, prior to exercise of the Option, the market value of the Option Shares might increase to a value in excess of the Exercise Price.  Grantor accepts the risk, therefore, that the Grantee might be in a position to purchase the Option Shares, by exercising the Option, at below market value.

(v)           Grantor represents that the Option Premium and any funds to be paid to him pursuant to exercise of the Option are for Grantor’s own account and are not for benefit of any other person or entity.

(vi)          Grantor acknowledges that Grantee has no duty to exercise the Option; that Grantee may not exercise the Option; and/or may assign the Option and/or immediately resell the Option Shares to third parties, in the open market or otherwise.

(vii)         Grantor further acknowledges that he is aware that Grantee is actively seeking to assist the Company and its principal shareholder in furthering the business opportunities of the Company.

        (b)   By Grantee:

(i)            Grantee represents that as of the date of this Agreement, Grantee owns no capital stock or other securities of Unioil.

(ii)           Grantee represents and warrants that he is not acting, nor does he propose to act for the Issuer in connection with the purchase of any of the Option Shares; Grantee has disclosed that he may assign the Option and/or immediately resell the Option Shares to third parties in the open market or otherwise.

(iii)          Grantee acknowledges that Grantor has not given any representations to Grantee as to the fair market value, or other values of the Option Shares.  Grantee accepts the risk that the Shares may be purchased at a price which exceeds the market value, and/or which falls below the exercise price, subsequent to exercise.

(iv)          Grantee is voluntarily paying the Option Premium, knowing that the exercise price is substantially in excess of the current market price.

(v)           Grantee represents that the funds for the Option Premium came from his own account, and have not been advanced by the Issuer or any other person or entity.

(vi)          Grantee intends to exercise his best efforts to exercise the option and/or to cause third parties to exercise the option.

(vii)         Grantee acknowledges that Grantor is not an accredited investor, nor does Grantor have knowledge of the laws regulating the sale of securities as denoted herein.

(viii)         Grantee represents and warrants that he will indemnify Grantor against any claim including defense thereof that may arise or be alleged against him by any individual, entity or governmental authority as a result of having executed this Option Agreement and/or having received any of the funds denoted herein.

(ix)           Grantee represents and warrants that he is not currently an officer, director or affiliate of the Issuer, nor has he received any assurances that he will be in the future, an officer, director or affiliate of the Issuer, although he is currently assisting the Company and its principal shareholder in furthering the business opportunities of the Company.

4.     Procedure for Exercise.

(a)           The Grantee may, at Grantee’s election, at any time prior to the Expiration Date, elect to purchase the Option Shares by delivering to the Grantor and the Company, the notice of exercise together with payment of the Exercise Price in cash or certified funds in the amount of Four Hundred Fifty Five Thousand Dollars (U.S. $455,000.00) in exchange for the Option Shares properly endorsed, assigned and/or converted to the name of the Grantee.  Delivery arrangements for the Option Shares shall be made directly between the Grantee and Grantor.  Provided Grantor has received full payment for such Option Shares, Grantor shall not interfere with delivery thereof.

(b)           This Option relates to specific property, which is unique in character.  Grantor may not substitute other property for the Option Shares.

5.      Notices.

         Any notice or other communication to Grantor or to the Grantee shall be in writing.  Any such notice or communication shall be deemed duly given or made if mailed by registered or certified mail, return receipt requested, postage prepaid, or by express delivery (FedEx, UPS, or similar carrier) or Priority Mail, to the respective addresses of the parties, as first above written, or to such other address as either party may designate by notice to the other party.  Any such notice shall be deemed given on the date the notice is actually received at or delivered to the appropriate address.

6.      Governing Law.

         This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas.

7.      Successors and Assigns.

         Each of the provisions of this Agreement shall be binding upon Grantor, his heirs, personal representatives, guardians, successors and assigns, and upon the Grantee, his heirs, personal representatives, guardians, successors and assigns.  Notwithstanding the foregoing, this Option Agreement may not be assigned by Grantor.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the date executed and delivered by the Grantor on the date indicated hereinbelow.

DATE SIGNED:                                                               GRANTOR

     02-21-06                                                                                     /S/
                                                                                         John Bader

SIGNATURE GUARANTEED:

     /S/

DATE SIGNED:                                                               GRANTEE

     02-13-06                                                                                     /S/
                                                                                         D. David Cohen

SIGNATURE GUARANTEED:

     /S/